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                                                                      EXHIBIT 99


                          [WILLBROS GROUP, INC. LOGO]




                                    CONTACT:    Michael W.  Collier
                                                Investor Relations Manager
 NEWS RELEASE                                   Willbros USA, Inc.
                                                (713) 403-8016

                                                Jack Lascar
                                                Partner
 FOR IMMEDIATE RELEASE                          DRG&E / (713) 529-6600



            WILLBROS ANNOUNCES RESIGNATION OF INTERNATIONAL EXECUTIVE


     HOUSTON - January 26, 2005 - Willbros Group, Inc. (NYSE: WG) announced today that the president of its subsidiary, Willbros International, Inc., J. Ken Tillery, resigned from the Company after management learned that the tax authorities in one of its South American operating locations assessed its local subsidiary $2.5 million on a completed project. The assessment alleges that there were irregularities in the filing of certain tax returns. The Company is currently reviewing the facts and circumstances associated with the allegations and is in discussions with the tax authorities. A settlement is anticipated in the near future. Since the settlement has not been finalized, further adjustments to the assessed amount could occur.

     The Company's Audit Committee has retained independent, outside legal counsel and forensic accountants and has commenced an investigation of the circumstances surrounding the assessment and the conduct of Company personnel. Because the investigation is ongoing, the Company has not yet made a final determination as to the impact of these developments upon its financial results. The Company has made appropriate voluntary disclosures to U.S. law enforcement officials and agencies and is cooperating fully with these agencies.

     Michael F. Curran, Chairman and Chief Executive Officer of Willbros, commented, "This Company and the management team hold as an overriding



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imperative the ethical performance of their duties. We are extremely upset that our trust was violated by those who did not conform their conduct to the standards required by the Company and to the policies in place."

     R. Clay Etheridge, 50, has been named president of Willbros International, Inc. Mr. Etheridge has worked for over 25 years in the energy sector with senior executive experience in both marine and onshore pipeline and facilities projects worldwide. Since joining Willbros in September 2004, Etheridge has had primary responsibility for the Company's operations in Nigeria and a leading role in the contract negotiations for the three major projects recently announced.

Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing engineering and construction, and facilities development and operations services to industry and government entities worldwide.

The Company's World Wide Web site can be accessed at www.willbros.com.



This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as the results of any investigations of actions by representatives of the Company, future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

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